UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2005

CareDecision Corporation. (OTCBB: CDED)

(Exact name of Registrant as specified in charter)

Nevada	000-33187	91-2105842
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification)

2660 Townsgate Road, Suite 300, Westlake Village, CA	91361
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(805) 446-1973

ITEM 7.01 REGULATION FD DISCLOSURE

On February 7, 2005, CareDecision Corporation (“CareDecision”) [OTCBB: CDED] reached an agreement (the “Agreement”) with Mercator Momentum Fund, LP, and Monarch Pointe Fund, Ltd. (collectively, the "Purchasers") and Mercator Advisory Group, LLC (“MAG”).  Under this Agreement, in return for a total investment of $2,000,000 USD from the Purchasers, CareDecision agreed to issue and sell to the Purchasers an aggregate of: (a) Twenty Thousand (20,000) shares of our Series C Convertible Preferred Stock (the "Series C Stock"), $1000.00 per share which shall be convertible into shares (the "Conversion Shares") of CareDecision's Common Stock (the "Common Stock") with the conversion rate pegged at 80% of the market for CareDecision’s Common Stock prior to any conversion, subject to certain conditions, and (b) One Hundred Million (100,000,000) warrants to acquire up to One Hundred Million (100,000,000) shares of CareDecision's Common Stock, 50,000,000 of the warrants having an exercise strike price of $.02 and 50,000,000 of the warrants having an exercise strike price of $.03.

The number of Conversion Shares and Warrant Shares that any Purchaser may acquire at any time are subject so that the aggregate number of shares of Common Stock of which such Purchaser and all persons affiliated with such Purchaser have beneficial ownership (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) does not at any time exceed 9.99% of CareDecision's then outstanding Common Stock. On February 11, 2005, CareDecision filed an SB-2 Registration Statement with the Securities and Exchange Commission to register the common shares of CareDecision Common Stock underlying this Agreement.

Date:

February 14, 2005.

CareDecision Corporation

/s/ Keith Berman
Keith Berman, CFO

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